Exhibit 10.15


            GLENAYRE TECHNOLOGIES, INC. MANAGEMENT BY OBJECTIVE PLAN


The Glenayre Technologies, Inc. Management By Objective Plan was created to motivate and provide incentive to the key managers of Glenayre Technologies, Inc. and its wholly-owned subsidiaries around the world to maximize profits. The plan is based on the Targeted Performance of the Company and each Business Sector and on the Participant's Individual Performance as agreed upon during the Glenayre Performance Appraisal process.

Your MBO Level is a percentage of your Annual Base Salary approved each year by the Board of Directors, the Chief Executive Officer, and/or Sr. Vice President, Human Resources as applicable.

Your Target MBO Bonus is comprised of three components: Business Sector Performance, Company Performance and Individual Performance . You can achieve up to 200% of your Target MBO Bonus if your Business Sector and the Company achieve certain targets.

Target MBO Bonus :

This is your Annual Base Salary X your MBO Level at 100% of target for each component.

Example:

If your Annual Base Salary is $50,000 and your MBO Level is 20%, your Target MBO Bonus would be as follows:

Target MBO Bonus    $10,000

Individual 30%      $3,000
Sector  50%         $5,000
Company 20%         $2,000


Note: There are additional examples following the Individual Performance section that illustrate potential MBO bonus payments at various levels of performance for each component.

BUSINESS SECTOR PERFORMANCE

Business Sector Performance Component = 50% of Target MBO Bonus (except for Participants in the Corporate MBO Bonus Plan where it is not applicable).

Business Sector Performance is based on the Business Sector's Total Performance Objective, which is defined as Contribution Margin less Controllable Costs. (The specific Business Performance objectives for your Sector as well as other performance elements such as InterBusiness Adjustments are described in the attached memorandum.)

Contribution Margin is defined as Net Sales less Materials, Labor, Variable Burden and Other Costs of Sales (all as determined under the Company's normal accounting methods).

InterBusiness Adjustments are credits for a Business Sector assisting another Business Sector in securing a sale.

Controllable Costs are comprised of the cost centers directly controlled by the Business Sector.

If a Participant transfers from one Business Sector to another, the quarterly MBO bonus will be calculated based upon which sector he or she was in for the majority of the quarter. (Majority is defined as greater than 1/2 of the period.)

Quarterly Business Sector Performance targets are established in support of the Company's business plan.

If the actual quarterly Business Sector Performance meets or exceeds 70% of the target Business Sector Performance, an MBO payment will be made proportionate to Business Sector Performance (actual /target) up to a maximum of 200%.

Example: If actual performance for your Business Sector is 110% of the target Business Sector Performance, as a Participant, you will receive 110% of your target Business Sector Performance bonus opportunity.

Annual Business Sector Target Bonus = $5,000 ( Annual Base Salary X Target MBO Bonus X Business Sector Performance Portion ($50,000 X 20% X 50%)).

Quarterly Business Sector Target MBO Bonus Payments at 100%  =

Quarter           Calculation                                     Target MBO Bonus     Qtr. Pmt.

1st Quarter       5,000 X 12.5% =                                      $  625           $  625
2nd Quarter       5,000 X 25% - 1st Qtr. Pmt. =                        $1,250           $  625
3rd. Quarter      5,000 X 52% -1st and 2nd Qtr. Pmts. =                $2,600           $1,350
4th Quarter       5,000 X 100% - 1st, 2nd, and 3rd. Qtr. Pmts. =       $5,000           $2,400

Total Business Sector Performance Portion at 100% of Target                             $5,000


Both Business Sector Performance and MBO bonus opportunity are cumulative, so that quarterly targets are based on year-to-date targets for each quarter, which may adjust your MBO bonus opportunity during the course of the Plan Year.

Example:

                  Actual                    Target MBO      Actual MBO
                  Target                       Bonus            Bonus
                  ------                       -----            -----

1st Quarter        95%                      $625              $ 593.75

2nd Quarter       110%                      $1,250.00         $1,375.00
                                            -  593.75         -  593.75
                                            ---------        ----------
                                            $  656.25         $  781.25

COMPANY PERFORMANCE

Company Performance Component = 20% of Target MBO Bonus (except for Participants in the Corporate MBO Bonus Plan, where it comprises 70% of Target MBO Bonus).

Company Performance is based on Income from Operations which is defined below.

Quarterly Company Performance targets are established in support of the Company's business plan.

If the actual quarterly Company Performance meets or exceeds 70% of the target Income from Operations, an MBO payment will be made proportionate to Company Performance (actual/target) up to a maximum of 200%.

Example: If actual Income from Operations is 110% of the target Income from Operations, as a Participant, you will receive 110% of your target Company Performance bonus opportunity.

Annual Company Target Bonus = $2,000 (Annual Base Salary X Target MBO Bonus X Company Performance Portion ($50,000 X 20% X 20%)).

Quarterly Company Target MBO Bonus payments at 100%  =

Quarter           Calculation                                   Target MBO Bonus       Qtr. Pmt.

1st Quarter       2,000 X 12.5% =                                      $250             $   250
2nd Quarter       2,000 X 25% - 1st Qtr. Pmt. =                        $500             $   250
3rd. Quarter      2,000 X 52% -1st and 2nd Qtr. Pmts. =                $1,040           $   540
4th Quarter       2,000 X 100% - 1st, 2nd, and 3rd. Qtr. Pmts. =       $2,000           $   960

Total Company Performance Portion at 100% of Target                                     $2,000

Both Company Performance and MBO bonus opportunity are cumulative, so that quarterly targets are based on year-to-date targets for each quarter, which may adjust your MBO bonus opportunity during the course of the year.

Example:

                  Actual                  Target MBO        Actual MBO
                  Target                    Bonus              Bonus

1st Quarter        95%                      $250              $ 237.50


2nd Quarter       110%                      $500.00           $550.00
                                            -237.50           -237.50
                                            -------           -------
                                            $262.50           $312.50

INDIVIDUAL PERFORMANCE

Individual Performance Component = 30%

At the beginning of the plan year, you and your manager will establish a minimum of three measurable goals to be achieved within the plan year. You will be measured at the end of the Plan Year based on your achievement of these goals, which will be directly tied to the 30% Individual Performance portion of your total Target MBO Bonus.

The Individual Performance component of the Plan is evaluated at year-end and is paid annually in the final MBO Bonus Plan payment. This MBO bonus payment is independent of the Company Performance bonus unless the Company Performance target is met, in which case the Individual Performance bonus will be paid proportionate to Company Performance.

Example:

Individual Performance Bonus Formula:

Individual Performance Bonus =   Annual Base Salary X Target MBO Bonus
                                 X 30% (Individual Performance Portion)
                                 X Percent of Individual
                                 Objectives Achieved X Company Performance
                                 (If actual Company Performance exceeds target)

Individual Performance Target Bonus =                         $3,000
                  Individual Performance Achievement:         100%
                  Company Performance:                        110%
                  Individual Bonus Paid =                     $3,300
                  Objectives Achieved X Company Earnings Performance (If actual Company Performance exceeds target)

Examples of Annual MBO Bonus Payment at different Performance Levels

Salary            $50,000
MBO Level              20%
Target MBO Bonus  $10,000

                    Component Weights    Target MBO Bonus

Individual                 30%              $3,000
Business Sector            50%              $5,000
Company                    20%              $2,000

Example #1

                      % of Target        MBO Bonus Amount

Individual                 83%              $ 2,739
Business Sector           162%              $ 8,100
Company                   110%              $ 2,200

Total                                       $13,039

Example #2

                      % of Target        MBO Bonus Amount

Individual                 70%              $ 3,360
Business Sector            80%              $ 4,000
Company                   160%              $ 3,200

Total                                       $10,560

Example #3

                      % of Target        MBO Bonus Amount

Individual                 52%              $ 1,560
Business Sector           150%              $ 7,500
Company                    30%              $     0

Total                                       $ 9,060


PAYMENTS

1. Company Performance and Business Sector Performance bonus payments are paid quarterly to participants who meet the Eligibility Requirements.

2. Individual Performance bonus payments are paid annually to participants who meet the Eligibility Requirements.

3. All MBO bonus payments are made through special payroll check with all applicable taxes and contributions withheld.

Participation or eligibility to participate in the Plan is not a guarantee of employment or of continued payment. The Plan is subject to change or revocation at the discretion of the Board of Directors or the Chief Executive Officer of the Company.


DEFINITIONS

o    Company -- Glenayre Technologies, Inc. and its subsidiaries.

o    Currency Exchange Rate -- Average internal exchange rate for the Plan Year.

o Income from Operations -- Income from the operations of the Company, excluding the impact of interest income or expense, exchange gain/(loss), other income/(loss), income taxes or investment tax credits, any real estate transactions and expenses, and business unit disposal or acquisition costs.

o    Eligibility Requirements--

     a. Quarterly MBO bonus payments - Participants who remain employed for the full fiscal quarter.

     b. Year-end MBO bonus payment - Participants who remain employed for the Full Plan Year.

     c. Participants must maintain a satisfactory level of performance through the Plan period(s).

     Periods of paid or unpaid leave of absence in excess of 30 days per year will not be considered for MBO eligibility. Annual Base Salary will be prorated according to the length of disability. Payment of earned MBO bonuses will be paid upon return to work from a leave of absence.

o Annual Base Salary -- Annual base salary (prior to deductions for contributions to the 401(k) Plan, for health care coverage, to flexible spending accounts, or to any other Company sponsored pre-tax or deferred compensation plans) received by a Participant from the Company while participating in the Plan.

o Individual Performance -- A minimum of three measurable objectives stated on the Glenayre Performance Appraisal form for the Participant. These objectives are established by the Participant and his/her manager. The achievement of these objectives is monitored by the Participant's manager. The Individual Objective Performance comprises 30% of the Participant's Target MBO Bonus.

o Participant -- A full time, regular employee of the Company who is approved by the Chief Executive Officer to be a Participant in the Plan. Plan participation will be prorated based on the length of time a Participant is eligible. No employee of the Company may participate in more than one incentive, bonus or commission plan.

o Participant's MBO Level -- The percentage of pay that the Participant could receive from the Plan if the targeted Company Performance, Business Sector Performance and Individual Performance objectives are achieved at the 100% level. If the Company exceeds its targeted performance goal, the percentage of pay will be increased. The MBO Level for each Participant is recommended to and approved by the Board of Directors, the Chief Executive Officer and/or Sr. Vice President, Human Resources, as applicable.

o    Payment Date --                                    Estimated
                           Calendar                      Payment
                           Quarter                         Date
                           -------                         ----
                             1st                            May
                             2nd                          August
                             3rd                         November
                             4th Forty-five (45) days after the audit completion by the independent auditors and Board of Directors approval of the Company's fiscal year-end financial statements.

o Payout Percentage -- Percentage of Target MBO Bonus for Company Performance and/or Business Sector Performance portions of the Plan paid as a result of the Company and/or Business Sector meeting at least 70% up to 200% of the targeted performance goals.


Quarter             Percentage of MBO Bonus Paid            Cumulative Total
-------             ----------------------------            ----------------
  1st                         12.5%                                 12.5%
  2nd                         12.5%                                 25.0%
  3rd                         27.0%                                 52.0%
  4th                         48.0% plus Individual Portion        100.0%

         Example of Quarterly Payments with all components at 100% of goals.
         Annual Base Salary =       $50,000
         MBO Level =                20%
         Target MBO =               $7,000
         Individual Performance =   $3,000
         Total Annual MBO =         $10,000
         Assume 100% of Goals at Each Quarter

   Quarter           Percentage of Eligible Bonus Paid              Dollars Paid
   -------           ---------------------------------              ------------

     1st                           12.5%                               $875
     2nd                           12.5%                               $875
     3rd                           27.0%                               $1,890
     4th                           48.0% plus Individual Portion       $6,360
Total Annual MBO Payment                                               $10,000

o    Plan -- Glenayre Technologies, Inc. Management By Objective Plan (MBO)

o    Plan Year -- January 1 through December 31.

o Targeted Performance -- The Company Performance Target as approved by the Board of Directors and the Business factor Performance target as approved by the Chief Executive Officer and the General Manager of each Business Sector and communicated by separate memorandum to Participants. Quarterly and annual minimum and maximum target performance will be explained in the memorandum to Participants. Targeted Performance comprises 70% of the Participant's Target MBO Bonus.